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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

        We consent to the use of our report, which, as it relates to LMC Entertainment's proportionate share of the equity and equity in earnings specified in the financial statements of The DIRECTV Group, Inc. (a 54% owned investee company as of December 31, 2008) is based solely on the report of other auditors, dated April 24, 2009, except as to the sixth paragraph of note 1, which is as of July 24, 2009, with respect to the combined balance sheets of LMC Entertainment as of December 31, 2008 and 2007, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and parent's investment for each of the years in the three-year period ended December 31, 2008, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

        Our report on the combined financial statements of LMC Entertainment refers to the adoption, effective January 1, 2007, of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, and to the adoption, effective January 1, 2009, of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.

/s/ KPMG LLP

Denver, Colorado
October 2, 2009

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm